Exhibit 10.2

FRANCESCA’S HOLDINGS CORPORATION

2015 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK AWARD AGREEMENT

(PER SECTION 1(h)(ii))

THIS PERFORMANCE STOCK AWARD AGREEMENT (this “Award Agreement”) is dated as of October 10, 2016 (the “Award Date”) by and between Francesca’s Holdings Corporation, a Delaware corporation (the “Corporation”), and Steven P. Lawrence (the “Participant”).

WITNESSETH

WHEREAS, pursuant to the Francesca’s Holdings Corporation 2015 Equity Incentive Plan (the “Plan”), the Corporation hereby grants to the Participant, effective as of the date hereof, a performance stock award (the “Award”), upon the terms and conditions set forth herein and in the Plan; and

WHEREAS, the Corporation and the Participant have entered into an employment letter agreement, dated September 16, 2016 (the “Employment Letter”), and Section 1(h)(ii) of the Employment Letter provides that the Participant will be granted an award of performance shares that is subject to the time-based and performance-based vesting requirements provided in Section 3 below.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.   Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.   Grant. Subject to the terms of this Award Agreement, the Corporation hereby grants to the Participant an Award with respect to an aggregate of 90,854 restricted shares of Common Stock of the Corporation (the “Restricted Stock”) at a purchase price of $0.01 per share (the “Purchase Price”). The Participant agrees to promptly pay to the Corporation the amount of the aggregate Purchase Price for the Restricted Stock. Subject to payment of the Purchase Price, the Restricted Shares shall be issued to the Participant on or promptly following the Award Date as provided in Section 7(a) hereof. The Participant hereby acknowledges that the Award is in full satisfaction of the Participant’s right to be granted an award pursuant to Section 1(h)(ii) of the Employment Letter.

3.   Performance-Based and Time-Based Vesting. Subject to Section 8 below, the shares of Restricted Stock shall vest (and restrictions other than those set forth in Section 8.1 of the Plan shall lapse) (a) with respect to one-third (1/3rd) of the shares of Restricted Stock (the “First Vesting Tranche”) on the last day of the Corporation’s 2017 fiscal year if both the Participant’s employment with the Corporation continues through the first anniversary of the Award Date and the Corporation’s EPS for the Corporation’s 2017 fiscal year is greater than $0.75, and (y) with respect to the remaining two-thirds (2/3rd) of the shares of Restricted Stock (the “Second Vesting Tranche”) on the last day of the Corporation’s 2019 fiscal year if both the Participant’s employment with the Corporation continues through the third anniversary of the Award Date and the Corporation’s EPS for the Corporation’s 2019 fiscal year is greater than $0.75. Subject to Section 8(c), if the EPS goal for a particular fiscal year is not met, the vesting tranche of the Award that is subject to such EPS goal shall terminate as of the last day of that fiscal year and be subject to the forfeiture provisions set forth in Section 8(a).

For purposes of the Award, “EPS” means the Corporation’s earnings per share for the applicable fiscal year as determined by the Corporation in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), adjusted as provided below. The Administrator shall adjust (without duplication) the performance results for EPS (as determined before giving effect to such adjustments), for the following items: (i) increased or decreased to eliminate the financial statement impact of employee retention and earn-out costs that result from mergers and acquisitions; (ii) increased or decreased to eliminate the financial statement impact of divestitures; (iii) increased or decreased to eliminate the financial statement impact of any new changes in accounting standards announced during the year that are required to be applied during the year in accordance with GAAP; (iv) increased or decreased to eliminate the financial impact for the dispositions or impairments of long-lived assets; (v) increased or decreased to eliminate the financial impact related to early extinguishment of debt and debt related instruments; and (vi) increased or decreased to eliminate the financial impact of natural disasters and related insurance recoveries. In addition, the Administrator shall equitably and proportionately adjust the EPS goal for a particular fiscal year to mitigate the impact of any stock splits, reverse stock splits, stock dividends and repurchases by the Corporation of its outstanding shares of Common Stock during the fiscal year. The Administrator’s determination of whether any adjustment is required, and the nature and extent of any such adjustment, shall be final and binding.

4.   Continuance of Employment. Except as expressly provided in Section 8 of this Award Agreement, the vesting schedule requires continued employment or service through the applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not (except as expressly provided in Section 8) entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its Subsidiaries, interferes in any way with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Participant’s other compensation or benefits. Nothing in this Award Agreement, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto.

5.   Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested but shall not be entitled to voting rights with respect to the shares of Restricted Stock; provided that such rights to cash dividends shall terminate immediately as to any shares of Restricted Stock that are forfeited pursuant to Section 8 below; and provided, further, that the Participant agrees that promptly following any such forfeiture of the shares of Restricted Stock, the Participant will make a cash payment to the Corporation equal to the amount of any cash dividends received by the Participant in respect of any such unvested, forfeited shares. To the extent the shares are forfeited after the record date and before the payment date for a particular dividend, the Participant shall, promptly after the dividend is paid, make a cash payment to the Corporation equal to the amount of any such cash dividend received by the Participant in respect of such forfeited shares.

6. Restrictions on Transfer. Prior to the time that they have become vested pursuant to Section 3 or Section 8 hereof or Section 7 of the Plan, neither the Restricted Stock, nor any interest therein, amount payable in respect thereof, nor any Restricted Property (as defined in Section 9 hereof), may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7.   Issuance of Shares.

(a)     Book Entry Form. On or promptly following the Award Date, the Corporation shall issue the shares of Restricted Stock subject to the Award either: (a) in certificate form as provided in Section 7(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b)     Certificates to be Held by Corporation; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend and any other legends the Corporation may determine to be necessary or advisable to comply with all applicable laws, rules, and regulations:

“The ownership of this certificate and the shares of stock evidenced hereby and any interest therein are subject to substantial restrictions on transfer under an Agreement entered into between the registered owner and Francesca’s Holdings Corporation. A copy of such Agreement is on file in the office of the Secretary of Francesca’s Holdings Corporation.”

(c)     Delivery of Certificates Upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 3 or Section 8 hereof or Section 7 of the Plan and the satisfaction of any and all related tax withholding obligations pursuant to Section 10, the Corporation shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested (or, in either case, such lesser number of shares as may result after giving effect to Section 10). The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation or its counsel may determine to be necessary or advisable in order to ensure compliance with all applicable laws, rules, and regulations with respect to the grant of the Award and the delivery of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

(d)     Stock Power; Power of Attorney. Concurrently with the execution and delivery of this Award Agreement, the Participant shall deliver to the Corporation an executed stock power in the form attached hereto as Exhibit A, in blank, with respect to such shares. The Corporation shall not deliver any share certificates in accordance with this Award Agreement unless and until the Corporation shall have received such stock power executed by the Participant. The Participant, by acceptance of the Award, shall be deemed to appoint, and does so appoint by execution of this Award Agreement, the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Award Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

8.   Effect of Termination of Employment or Services; Change of Control Event.

(a)     General. Except as expressly provided in Section 8(b) and 8(c) below, if the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary at any time prior to the third anniversary of the Award Date (the date of such termination of employment or service is referred to as the Participant’s “Severance Date”), the Participant’s shares of Restricted Stock (and related Restricted Property as defined in Section 9 hereof) shall be forfeited to the Corporation (regardless of the reason for such termination of employment or service, whether with or without cause, voluntarily or involuntarily, or due to death or disability). Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares and related Restricted Property shall be automatically transferred to the Corporation as of the Severance Date, without any other action by the Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable). No consideration shall be paid by the Corporation with respect to such transfer, except that the Corporation will return to the Participant the original Purchase Price for such forfeited shares. The Corporation may exercise its powers under Section 7(d) hereof and take any other action necessary or advisable to evidence such transfer. The Participant (or the Participant’s beneficiary or personal representative in the event of the Participant’s death or disability, as applicable) shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

(b)     Termination Without Cause, With Good Reason or Due to Death. Subject to Section 8(c), in the event the Participant ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary prior to the third anniversary of the Award Date, and such termination of employment is by the Corporation or a Subsidiary without Cause (as defined below), by the Participant for Good Reason (as defined below) or due to the death of the Participant, the following shall apply with respect to the Award:

(i)     If the Participant’s Severance Date occurs after the Award Date and prior to the first anniversary of the Award Date, the First Vesting Tranche will remain outstanding until the end of the Corporation’s 2017 fiscal year and, if the EPS performance goal for the 2017 fiscal year set forth in Section 3 is met, will vest as to a number of shares equal to (x) the total number of shares of Restricted Stock subject to the First Vesting Tranche multiplied by (y) a fraction, the numerator of which is the total number of calendar days in the period between the Award Date and the Participant’s Severance Date and the denominator of which is three hundred sixty-five (365). If the Participant’s Severance Date occurs after the Award Date and prior to the first anniversary of the Award Date, the Second Vesting Tranche will be forfeited in its entirety on the Severance Date.

(ii)     If the Participant’s Severance Date occurs on or after the first anniversary of the Award Date and prior to the third anniversary of the Award Date, the Second Vesting Tranche will remain outstanding until the end of the Corporation’s 2019 fiscal year and, if the EPS performance goal for the 2019 fiscal year set forth in Section 3 is met, will vest as to a number of shares equal to (x) the total number of shares of Restricted Stock subject to the Second Vesting Tranche multiplied by (y) a fraction, the numerator of which is the total number of calendar days in the period between the first anniversary of the Award Date and the Participant’s Severance Date and the denominator of which is the total number of calendar days in the period between the first anniversary of the Award Date and the third anniversary of the Award Date. In the event that the Participant’s Severance Date occurs after the first anniversary of the Award Date and prior to the last day of the Corporation’s 2017 fiscal year, the First Vesting Tranche will vest only if the EPS performance goal applicable to the Corporation’s 2017 fiscal year set forth in Section 3 above is met.

(c)     Change of Control. In the event a Change of Control (as defined below) occurs prior to the last day of the Corporation’s 2019 fiscal year, the EPS performance goals set forth in Section 3 above will no longer apply to the Award (or, in the case of a Change of Control that occurs after the last day of the Corporation’s 2017 fiscal year, the EPS performance goal applicable to the Second Vesting Tranche set forth in Section 3 above will no longer apply), and the Award will remain subject to the time-based vesting requirements set forth in Section 3 above; provided, however, that if either (1) the Award is to be terminated pursuant to Section 7.2 of the Plan in connection with such Change of Control and not assumed, substituted for, exchanged or otherwise continued after such event, or (2) the Award is or would be assumed, substituted for, exchanged or otherwise continued after such Change of Control and in connection with or within twelve (12) months following the Change of Control, the Participant’s employment or service is terminated by the Corporation or a Subsidiary without Cause (as defined below) or by the Participant for Good Reason (as defined below) (the occurrence of an event described in the foregoing clause (1) or clause (2), a “Trigger Event”), the Award, to the extent outstanding and unvested at the time of Trigger Event, will vest in full upon the Trigger Event. For purposes of this Section 8(c), a termination of the Participant’s employment or service shall not be considered to be “in connection with” a Change of Control if such termination occurs more than sixty (60) days before the Change in Control.

(d)     Release. Notwithstanding the foregoing provisions, the treatment of the Award in connection with a termination of the Participant’s employment or service by the Corporation or a Subsidiary without Cause or by the Participant for Good Reason pursuant to either Section 8(b) or 8(c) above shall be subject to the Participant’s providing to the Corporation upon or promptly following (and in all events within twenty-one (21) days, or such longer period of time as required by applicable law, following) the Severance Date a separation agreement which shall contain a valid, executed general release of claims in a form acceptable to the Corporation, and the Participant’s not revoking such release within any revocation period provided by applicable law.

(e)     Defined Terms. The following definitions shall apply for purposes of this Award Agreement:

(i)     “Cause” with respect to the Participant means the definition of “Cause” provided in any written employment agreement (or offer letter or similar written agreement) between the Participant and Corporation or any Subsidiary.  If the Participant is not covered by such an agreement with the Corporation or a Subsidiary that defines such term, then “Cause” with respect to the Participant means that one or more of the following has occurred: (A) the Participant has committed a felony or a crime involving moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (B) the Participant has engaged in acts of fraud, dishonesty or other acts of material misconduct in the course of the Participant’s duties; (C) the Participant’s abuse of narcotics or alcohol that has or may reasonably cause material harm the Corporation; (D) any material violation by the Participant of the Corporation’s written policies that causes material harm to the Corporation or any of its Subsidiaries; (E) the Participant’s material failure to perform or uphold his or her duties and/or his or her material failure to comply with reasonable directives of the Corporation’s Board of Directors, as applicable; or (F) any material breach by the Participant of this Award Agreement or any other contract the Participant is a party to with the Corporation or any Subsidiary.

(ii)     “Change of Control” means any of the following:

(a) The dissolution or liquidation of the Corporation, other than in the context of a Business Combination that does not constitute a Change in Control Event under paragraph (c) below;

(b) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of either (1) the then-outstanding shares of common stock of the Corporation (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (b), the following acquisitions shall not constitute a Change of Control; (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its affiliates or a successor to the Corporation or any of its affiliates, (D) any acquisition by any entity pursuant to a Business Combination, or (E) any acquisition by a Person described in and satisfying the conditions of Rule 13d-1(b) promulgated under the Exchange Act; or

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Corporation or any Subsidiary, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or stock of another entity by the Corporation or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C) or (E) of paragraph (b) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination.

(iii)     “Good Reason” with respect to the Participant means the definition of “Good Reason” provided in any written employment agreement (or offer letter or similar written agreement) between the Participant and Corporation or any Subsidiary.  If the Participant is not covered by such an agreement with the Corporation or a Subsidiary that defines such term, then “Good Reason” with respect to the Participant means the occurrence (without the Participant’s consent) of any one or more of the following conditions: (A) a material diminution in the Participant’s rate of base salary; (B) a material diminution in the Participant’s authority, duties, or responsibilities; (C) a material change in the geographic location of the Participant’s principal office with the Corporation (for this purpose, in no event shall a relocation of such office to a new location that is not more than fifty (50) miles from the current location of the Corporation’s executive offices constitute a “material change”); or (D) a material breach by the Corporation of this Award Agreement; provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Participant provides written notice to the Corporation of the condition claimed to constitute Good Reason within sixty (60) days of the initial existence of such condition(s) (such notice to be delivered in accordance with Section 11), and (y) the Corporation fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Participant’s employment with the Corporation shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days following the initial existence of the condition claimed to constitute Good Reason.

9.   Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator shall make adjustments in accordance with such section in the number and kind of securities that may become vested under the Award. If any adjustment shall be made under Section 7.1 of the Plan or an event described in Section 7.2 of the Plan shall occur and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration, property or other securities (the “Restricted Property” and, for the purposes of this Award Agreement, “Restricted Stock” shall include “Restricted Property”, unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. To the extent that the Restricted Property includes any cash (other than regular cash dividends), such cash shall be invested, pursuant to policies established by the Administrator, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Administrator, the earnings on which shall be added to and become a part of the Restricted Property.

10. Tax Withholding. Subject to Section 8.1 of the Plan, upon any vesting of the Award, the Corporation shall automatically withhold and reacquire the appropriate number of whole shares of Restricted Stock, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such vesting at the minimum applicable withholding rates. In the event that the Corporation cannot satisfy such withholding obligations by withholding and reacquiring shares of Restricted Stock, or in the event that the Participant makes or has made an election pursuant to Section 83(b) of the Code or the occurrence of any other withholding event with respect to the Award, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to such vesting of any Restricted Stock or such Section 83(b) election or other withholding event.

11. Notices. Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s payroll records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Participant is no longer an Eligible Person, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 11.

12. Plan. The Award and all rights of the Participant under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Participant agrees to be bound by the terms of the Plan and this Award Agreement. The Participant acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan may be amended pursuant to Section 8.6 of the Plan. This Award Agreement may be amended by the Board from time to time. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Participant’s rights under this Award Agreement requires the consent of the Participant in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15. Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16. Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

17. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.

18. Clawback Policy. The Award and the shares of Common Stock that are or may be acquired pursuant to the Award are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or such shares or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired pursuant to the Award).

19. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST OUT OF OR RELATING TO THE PLAN OR THIS PERFORMANCE STOCK AWARD AGREEMENT (INCLUDING THESE TERMS).

20. No Advice Regarding Grant. The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Award (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award, the advantages and disadvantages of making an election under Section 83(b) of the Code with respect to the Restricted Stock under the Award, and the process and requirements for such an election). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award or the making an election under Section 83(b) of the Code with respect to the Restricted Stock under the Award. In the event the Participant desires to make an election under Section 83(b) of the Code with respect to the Restricted Stock, it is the Participant’s sole responsibility to do so timely. Except for the withholding rights set forth in Section 10 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

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IN WITNESS WHEREOF, the Corporation has caused this Award Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

FRANCESCA’S HOLDINGS CORPORATION,
a Delaware corporation

By:	/s/ Kal Malik

Print Name:	Kal Malik

Its:	Executive Vice President
Chief Administrative Officer

PARTICIPANT

/s/ Steven Lawrence
Signature

Steven Lawrence
Print Name